UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 24, 2014

HORIYOSHI WORLDWIDE INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53976	98-0513655
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

506 S. Spring Street #13575, Los Angeles, California, USA	90013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 741-1920

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Item 3.02	Unregistered Sales of Equity Securities

As of March 31, 2014, our company was indebted to Lonestar Capital Limited for $1,807,610 in respect of loans advanced to us. On July 24, 2014, we entered into a debt settlement and subscription agreement pursuant to which Lonestar Capital agreed to accept, in repayment of $450,000 of debt, 22,500,000 restricted common shares in our capital stock at a deemed price of $0.02 per share ($450,000 in the aggregate). The securities issued to Lonestar Capital were issued to a non-US persons (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended. Lonestar Capital is an affiliate of our company. As a result of the transactions described in this report Lonestar Capital owns and controls approximately 44.85% of our issued and outstanding common shares.

Also on July 24, 2014 we entered into subscription agreements with 14 subscribers for the issuance of 27,892,098 common shares at deemed price of $0.01 per share ($27,892.10 in the aggregate). The 27,892,098 shares were issued in partial compensation for consulting services rendered to our company by the subscribers. 15,672,098 of these shares issued were issued to 11 non-US persons in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended.

The balance of 12,220,000 shares were issued to 3 US persons relying on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933. Of these, 200,000 were issued to our Director, Raymond Catroppa, 5,820,000 were issued to our Director and Chief Financial Officer, Darren Takemoto, and 6,200,000 were issued to our Director, President and Chief Executive Officer, Kerry Chung.

As a result of the above issuances, we had 51,202,278 common shares outstanding as at the date of this report.

Item 9.01	Financial Statements and Exhibits

10.1	Form of Settlement and Subscription Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIYOSHI WORLDWIDE INC.

/s/Kerry Chung
Kerry Chung
President and Chief Executive Officer

Date: July 28, 2014